EXHIBIT 99.2

SOURCECORP, Incorporated Provides Further Nasdaq Update
And Update on Credit Facility Waiver

DALLAS, Texas (March 15, 2005) – SOURCECORP, Incorporated (NASDAQ:  SRCPE) today announced that it is providing an update on its Nasdaq listing exception and an update on its current Credit Facility Waiver.

Nasdaq

On February 21, 2005, the Company announced that the NASDAQ Listing Qualification Panel had granted the Company a listing requirements exception through March 16, 2005, subject to certain conditions.  One of those conditions contemplated that the Company would file its third quarter 2004 Quarterly Report on Form 10-Q, certain prior period financial information, and file its 2004 Annual Report on Form 10-K by March 16, 2005, which the Company believes would be the last filing to complete its restatement.  The Company believes that both the Company and its independent auditors are substantially complete with the restatement and year end financial reporting work; however, additional time is needed to complete the respective reviews and audit processes.

As such, the Company has requested a further modification to its Nasdaq exception to contemplate the filing of its third quarter 2004 Quarterly Report on Form 10-Q, and certain unaudited prior period financial information, by March 23, 2005, and the filing of its 2004 Annual Report on Form 10-K by March 31, 2005.   The Company also intends to obtain an automatic filing extension from the Securities and Exchange Commission for its 2004 Annual Report on Form 10-K by filing a Form 12b-25.  Such an automatic extension would extend the normal Form 10-K filing date to March 31, 2005 (though the Nasdaq is not required to factor in such extension for its exception purposes).

If the Nasdaq listing exception modification request is not granted, the Company’s Common Stock would be delisted from trading on the Nasdaq Stock Market. The Company cannot predict with certainty whether the Panel will grant such modified exception or whether the requirement of such modified exception will be met.

Credit Facility Waiver

As reported on Current Report on Form 8-K dated November 12, 2004, the Company entered into a waiver agreement (the “Waiver”) with respect to its Credit Agreement pursuant to which the lenders agreed, among other things, to waive any default under the Credit Agreement that resulted from certain matters described in the Company’s Current Report dated October 27, 2004, potential non-compliance with a designated fixed charge coverage ratio, and the Company’s failure to timely deliver to its Administrative Agent under the Company’s Credit Agreement its Quarterly Report on Form 10-Q for the third quarter of 2004.  As the Waiver is to expire on March 15, 2005, the Company has obtained an extension and modification of the Waiver, which contemplates among other things the extension of the waiver through March 23, 2005 as well as a temporary waiver of certain potential noncompliance with the Company’s leverage ratio covenant for fiscal quarters ended on or prior to December 31, 2004.

The Company is also in discussions with its lenders to secure a Waiver and Amendment to its Credit Agreement to, among other things, make certain portions of the Waiver permanent, amend certain definitions and cure certain potential covenant defaults resulting from the impact of the Company’s Restatement.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.  SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions visit the SOURCECORP website at www.srcp.com.  The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements.  These forward-looking statements include, but are not limited to, the statements relating to the anticipated impact of adjustments to our restated financial statements and our ongoing SEC investigation, any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the actual final costs of our internal investigation, the Company’s ongoing SEC investigation, remediation costs relating to our investigation, the potential customer impact of the results of our investigation, the effect of our investigation and financial statement restatement on the trading price of our stock, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K.  SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP:  Barry Edwards, EVP & Chief Financial Officer: 214.740.6690